EXECUTION VERSION

Exhibit 10.2

AMENDMENT No. 3 TO TERM LOAN AGREEMENT

THIS AMENDMENT NO. 3 TO TERM LOAN AGREEMENT, dated as of May 3, 2021 (this “Amendment”) is made among EYEPOINT PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), the other Obligors party hereto, CRG SERVICING LLC, as administrative agent and collateral agent (in such capacities, “Administrative Agent”) and the lenders listed on the signature pages hereof (collectively, the “Lenders”), with respect to the Loan Agreement referred to below.

RECITALS

WHEREAS, Borrower, Administrative Agent and the Lenders are parties to the Term Loan Agreement, dated as of February 13, 2019, with the Guarantors from time to time party thereto (as amended by the Amendment, Consent, and Waiver to Term Loan Agreement, dated as of August 19, 2020, as further amended by Amendment No. 2 and Waiver to Term Loan Agreement, dated as of October 7, 2020, and as modified by the Waiver to Term Loan Agreement, dated as of November 19, 2019, as further modified by the Consent to Acquisition, dated as of January 31, 2020, as further modified by the Consent, dated as of April 22, 2020, and as further modified by the Consent and Release, dated as of December 17, 2020 and as amended and restated, modified or supplemented from time to time, the “Loan Agreement”);

WHEREAS, Borrower has requested that Administrative Agent and the Lenders (which Lenders constitute the Majority Lenders party to the Loan Agreement as required by Section 13.04 of the Loan Agreement), and Administrative Agent and the Lenders have agreed to amend the Minimum Required Revenue covenant set forth Section 10.02(c) of the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1.Definitions; Interpretation.

(a)Terms Defined in Loan Agreement.  All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b)Interpretation.  The rules of interpretation set forth in Section 1.03 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2.Amendments to Loan Agreement. Subject to Section 3 of this Amendment, the Loan Agreement is hereby amended as follows:

(a)Section 10.02(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c)for the twelve-month period beginning on January 1, 2021 and ending on December 31, 2021, of at least $25,000,000.”

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(b)Annex B of Exhibit D of the Loan Agreement is hereby amended and restated in its entirety by Annex B to Compliance Certificate attached hereto as Exhibit A.

SECTION 3.Conditions of Effectiveness. The effectiveness of Section 2 of this Amendment shall be subject to the following conditions precedent:

(a)Borrower, the Guarantors, Administrative Agent and the Lenders shall have duly executed and delivered this Amendment; provided, however, that this Amendment shall have no binding force or effect unless all conditions set forth in this Section 3 have been satisfied;

(b)The representations and warranties in Section 4 shall be true in all material respects on the date hereof and on the date on which each of the foregoing conditions is satisfied; and

(c)The Borrower shall have paid or reimbursed Administrative Agent and Lenders for their reasonable out of pocket costs and expenses incurred in connection with this Amendment, including Administrative Agent and Lenders’ reasonable and documented out of pocket legal fees and costs, pursuant to Section 13.03(a)(i)(z) of the Loan Agreement.

SECTION 4.Representations and Warranties; Reaffirmation.

(a)Borrower hereby represents and warrants to each Lender as follows:

(i)The Borrower has full power, authority and legal right to make and perform this Amendment.  This Amendment is within the Borrower’s corporate powers and has been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  This Amendment (x) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for such as have been obtained or made and are in full force and effect, (y) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of the Borrower and its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (z) will not violate or result in an event of default under any material indenture, agreement or other instrument binding upon the Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person.

(ii)No Default or Event of Default has occurred or is continuing or will result after giving effect to this Amendment.

(iii)There has been no Material Adverse Effect since the date of the Loan Agreement.

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SECTION 5.Reaffirmation. Each Obligor hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Amendment, except as expressly provided herein.  By executing this Amendment, Borrower acknowledges that it has read, consulted with its attorneys regarding, and understands, this Amendment.

SECTION 6.Release.  In consideration of the agreements of Administrative Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent and each Lender, and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Administrative Agent, each Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any of its successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement or any of the other Loan Documents or transactions thereunder or related thereto (collectively, the “Released Claims”).  Borrower understands, acknowledges and agrees that the release set forth above (the “Release”) may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of the Release.  Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the Release.  Borrower acknowledges that the Release constitutes a material inducement to Administrative Agent and the Lenders to enter into this Amendment and that Administrative Agent and the Lenders would not have done so but for Administrative Agent’s and each Lender’s expectation that the Release is valid and enforceable in all events.

SECTION 7.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(b)Submission to Jurisdiction.  Borrower agrees that any suit, action or proceeding with respect to this Amendment or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state

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courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.  This Section 7 is for the benefit of Administrative Agent and the Lenders only and, as a result, none of Administrative Agent or any Lender shall be prevented from taking proceedings in any other courts with jurisdiction.  To the extent allowed by applicable Laws, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(c)Waiver of Jury Trial.  Borrower, Administrative Agent and each Lender hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any suit, action or proceeding arising out of or relating to this Amendment, the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 8.Miscellaneous.

(a)No Waiver.  Except as expressly stated herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties.  Except as expressly stated herein, Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.  Except as amended hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect.  All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended hereby.

(b)Severability.  In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(c)Headings.  Headings and captions used in this Amendment (including the Exhibits, Schedules and Annexes hereto, if any) are included for convenience of reference only and shall not be given any substantive effect.

(d)Integration.  This Amendment constitutes a Loan Document and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(e)Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.  Executed counterparts delivered by facsimile or other electronic transmission (e.g., “PDF” or “TIF”) shall be effective as delivery of a manually executed counterpart.

(f)Controlling Provisions.  In the event of any inconsistencies between the provisions of this Amendment and the provisions of any other Loan Document, the provisions of this

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Amendment shall govern and prevail.  Except as expressly modified by this Amendment, the Loan Documents shall not be modified and shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

BORROWER:

EYEPOINT PHARMACEUTICALS, INC.

By /s/Nancy Lurker

  Name: Nancy Lurker

  Title: President and Chief Executive Officer

GUARANTORS:

EYEPOINT PHARMACEUTICALS US, INC.

By /s/Nancy Lurker

  Name: Nancy Lurker

  Title: President and Chief Executive Officer

ICON BIOSCIENCE, INC.

By /s/Philip Hoffstein

  Name: Philip Hoffstein

  Title: President

[Signature Page to Amendment No. 3]

ADMINISTRATIVE AGENT:

CRG SERVICING LLC

By /s/Nathan Hukill

Name: Nathan Hukill

Title:

LENDERS:

CRG PARTNERS IV L.P.

By: CRG PARTNERS IV GP L.P.,

its general partner

By: CRG PARTNERS IV GP LLC,

its general partner

By: s/Nathan Hukill

Name:Nathan Hukill

Title:Sole Member

CRG PARTNERS IV – PARALLEL FUND “C” (CAYMAN) L.P.

By: CR GROUP L.P.,

its investment advisor

By: /s/Nathan Hukill

Name:Nathan Hukill

Title:Authorized Signatory

Witness: /s/Nicole Nesson
Name: Nicole Nesson

CRG PARTNERS IV – CAYMAN LEVERED L.P.

By: CRG PARTNERS IV (CAYMAN) GP L.P.,

its general partner

By: CRG PARTNERS IV GP LLC,

Its general partner

By: /s/Nathan Hukill

Name:Nathan Hukill

Title:Authorized Signatory

Witness: /s/Nicole Nesson
Name: Nicole Nesson

[Signature Page to Amendment No. 3]

EXHIBIT A

Annex B to Compliance Certificate

Calculations of Financial Covenant Compliance

Section 10.01: Minimum Liquidity

Amount of unencumbered (other than by Liens described in Sections 9.02(a), 9.02(c) (provided that there is no default under the documentation governing the Permitted Priority Debt) and 9.02(p)) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Lenders have a perfected security interest as of the date of this certificate:

$__________
The greater of:	$__________
$5,000,000; and
to the extent Borrower has incurred Permitted Priority Debt, the minimum cash balance required of Borrower by Borrower’s Permitted Priority Debt creditors
Was Liquidity at the end of each day during [__] greater than Line IB?:	Yes: In compliance; No: Not in compliance
Section 10.02(a)-(d): Minimum Revenue—Subsequent Periods
Revenues for the twelve-month period beginning on January 1, 2019 and ending on December 31, 2019	N/A (Compliance Waived)
[Is line II.A equal to or greater than $15,000,000?	N/A (Compliance Waived)
Revenues for the twelve-month period beginning on January 1, 2020 and ending on December 31, 2020	N/A (Compliance Waived)
[Is line II.B equal to or greater than $45,000,000?	N/A (Compliance Waived)
Revenues for the twelve-month period beginning on January 1, 2021 and ending on December 31, 2021	$__________
[Is line II.C equal to or greater than $25,000,000?	Yes: In compliance; No: Not in compliance][1]

[1]	Include bracketed entry only on the Compliance Certificate to be delivered within 90 days of the end of 2021 pursuant to Section 8.01(c) of the Loan Agreement.

Revenues for the twelve-month period beginning on January 1, 2022 and ending on December 31, 2022	$__________
[Is line II.D equal to or greater than $90,000,000?	Yes: In compliance; No: Not in compliance][2]

[2]	Include bracketed entry only on the Compliance Certificate to be delivered within 90 days of the end of 2022 pursuant to Section 8.01(c) of the Loan Agreement.

Exhibit D-4

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